Exhibit 10.2

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this 15th day of November, 2010, by and between Noranda Aluminum Holding Corporation (the “Company”), Noranda Intermediate Holding Corporation (“Noranda Intermediate”), and Kyle D. Lorentzen (“Employee”).

WHEREAS, Employee was employed by the Company, most recently as the Chief Operating Officer; and

WHEREAS, pursuant to the terms of Subscription Agreements entered into by and between the Employee and the Company, dated as of May 8, 2008, May 13, 2008, and November 12, 2009 (the “Subscription Agreements”), the Employee was either granted or purchased shares of the Company’s common stock, and in connection with such transactions was granted certain Non-Qualified Stock Options (the “Options”) pursuant to Non-Qualified Stock Option Agreements, also dated as of May 8, 2008, May 13, 2008, and November 12, 2009 (the “Option Agreements”); and

WHEREAS, in connection with the Employee’s entry into the May 8, 2008 Subscription Agreement, the Employee became party to a Securityholders Agreement with Noranda Aluminum Holding Corporation, dated as of May 29, 2007, Amended and Restated as of May 19, 2010 (the “Securityholders Agreement”); and

WHEREAS, the Employee has agreed (i) effective as of December 31, 2010 (the “Resignation Date”) to resign from his position as Chief Operating Officer, and (ii) to resign all offices, directorships and similar positions with the Company, its subsidiaries and related entities (including, without limitation, Noranda Intermediate ), if any; and

WHEREAS, in connection with this resignation and separation of employment, the parties have agreed to a separation package and the resolution of any and all disputes between them;

NOW, THEREFORE, IT IS HEREBY AGREED by and between Employee and the Company as follows:

1. Resignation. Effective as of the Resignation Date, the Employee shall resign from any offices, directorships, similar positions and other affiliations that the Employee holds or has with the Company, Noranda Intermediate, and their respective subsidiaries, affiliates and related entities (the “Noranda Entities”). A copy of the Employee’s resignation is attached hereto as Exhibit A. Employee will continue to remain on the Company payroll and to receive standard base salary until December 31, 2010 (the “Final Payroll Date”). Employee will be required to report to work during the period from execution of this Agreement through the Final Payroll Date as directed by his supervisor. Unless otherwise provided under applicable law, Employee will not be eligible to apply for workers’ compensation at any time after Employee’s last active day at work.

2. In consideration for Employee’s agreement as set forth herein, the Company agrees:

(a) Salary and Accrued Vacation. The Employee shall receive any payroll amounts earned, accrued or owing but not yet paid to Employee up through and including the Final Payroll Date, including, but not limited to, unused accrued vacation, unpaid base salary earned by Employee through the Final Payroll Date, and any benefits accrued or earned, which will be distributed in accordance with the terms of the applicable benefit plans and programs of the Company. It is agreed that Employee’s salary shall be based on the amount of $550,000 per year as of July 1, 2010.

(b) Severance Payment. On the Final Payroll Date, which is December 31, 2010, Employee will receive a total of twenty-four (24) months’ payment of base salary and target bonus (with target bonus being determined at the 75% level), equal to $1,925,000 plus an additional severance amount of $17,000 (collectively the “Severance Amount”), in full settlement of amounts due under the Management Equity Investment and Incentive Termsheet entered into between employee, Noranda Aluminum, Inc., and Noranda Aluminum Holding Corporation, effective October 26, 2010 (the “Termsheet”) and/or any other severance amount or exit payment due to or claimed by the Employee. The Severance Amount will be payable in a lump sum. Employee expressly authorizes the Company to make any necessary deductions, withholding, or other reductions from such Severance Amount.

(c) Unvested Options. All Noranda Aluminum Holding Corporation Options held by the Employee that have not vested as of the Resignation Date will vest on the Final Payroll Date or the end of the revocation period for the Release, whichever is later. Notwithstanding the termination provisions of the Option Agreements, the Employee’s Options shall remain in full force and effect, and be fully exercisable, for a period of thirty (30) days following the expiration of any and all lock-up agreement(s) that the Employee has agreed to in connection with any offering of the common stock of the Company. Except as expressly modified by the terms of this Agreement, the terms and conditions of the Subscription Agreements, Option Agreements and Securityholders Agreement shall continue to be valid and enforceable.

(d) 2010 Bonus. Employee will be eligible to receive a bonus for fiscal year 2010, but only to the extent that the Employee’s performance and financial results for the Company for the relevant time period will trigger a bonus in accordance with the terms of the Noranda Annual Incentive Plan. It is specifically agreed that for the 2010 bonus payment, Employee’s award shall be calculated based on a 65% target through June 30, 2010 and a 75% target thereafter. Payment of such bonus shall be made in a lump sum amount following the date the Company determines whether the Employee is entitled to a 2010 bonus under the aforementioned plan and determines the amount of such bonus, but in no event later than March 15, 2011. Employee expressly authorizes the Company to make any necessary deductions, withholding, or other reductions from such amount.

(e) Life Insurance. Employee’s life insurance coverage will end on Employee’s Resignation Date. Employee may be eligible to convert the basic term life insurance policy to an individual policy.

(g) Medical/Disability Insurance and Sick Pay. Employee’s disability insurance coverage will end on Employee’s last active day at work. Sick pay will not be granted after Employee’s last active day at work. The Company will provide Employee (and Employee’s eligible dependants) continued health benefits for a period of twenty-four months from the Final Payroll Date or until Employee and Employee’s dependants are eligible to be covered by a successor employer’s comparable plans, whichever is sooner.

(h) Return of Company Property. As of the last active day of work, or the Final Payroll Date, whichever is later, Employee is required to return all company property to Gail Lehman. Company property includes, but is not limited to, building I.D. and name tags, office keys and company cell phone, Employee’s company computer and/or laptop, all computer files and software, diskettes, samples, cases, brochures, papers, notes, and other documents, and all copies, relating to the Company, its business, its customers, and its suppliers, that Employee has acquired by virtue of Employee’s employment. As of the last active day of work, or the Final Payroll Date, whichever is later, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

(i) No Other Benefits. After the Resignation Date, Employee will not be eligible to receive any other salary, bonus or benefits from the Company or Noranda Intermediate other than as provided in this Section 2.

(j) Reduction of Separation Benefits. The Company and Noranda Intermediate each reserve the right to make deductions in accordance with applicable law for any monies owed to the Company or Noranda Intermediate, respectively, by the Employee or the value of the Company or Noranda Intermediate property that the Employee has retained in his possession.

3.	(a) Employee, for and in consideration of the commitments of the Company and Noranda Intermediate as set forth in paragraph 2 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and Noranda Intermediate, their affiliates, subsidiaries and parents, and their officers, directors, employees, and agents, and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment to the Final Payroll Date, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with Company and/or Noranda Intermediate, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Fair Labor Standards Act (29 U.S.C. 201 et seq.), the Tennessee Fair Employment Practices Law, Tenn. Code Rev. Ann. 4-21-101 et seq., the Tennessee Handicap Discrimination Law, Tenn. Code Rev. Ann. 8-50-103 et seq., Whistle Blower Protection, Tenn. Code Rev. Ann. 50-1-304(a)-(g), as amended by Ch. 511, L. 2000, effective July 1, 2000, miscellaneous Tennessee wage provisions, Tenn. Code Rev. Ann. 50-2-102 et seq., the Tennessee Equal Pay Law, Tenn. Code Rev. Ann. 50-2-202 et seq., and the Workers’ Compensation Retaliation Law, Tenn. Code Rev. Ann. 50-6-114, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized including, but not limited to, breach of contract, unlawful retaliation, and defamation, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, Employee represents and affirms that (i) Employee has not filed or caused to be filed on Employee’s behalf any claim for relief against the Company, Noranda Intermediate or any Releasee and, to the best of Employee’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company, Noranda Intermediate or any Releasee on Employee’s behalf, (ii) Employee has no knowledge of any improper, unethical or illegal conduct or activities that Employee has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company and/or Noranda Intermediate, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and (iii) Employee will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company, Noranda Intermediate or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the Final Payroll Date.

4. In further consideration of the payments described in paragraph 2, Employee agrees that Employee will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself involving any matter released in paragraph 3. In the event that suit is filed in breach of this covenant not to sue, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this paragraph,

Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Employee further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Employee will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.

5.	(a) Confidentiality. Employee agrees that Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee during Employee’s employment by the Company or a subsidiary.

(b) Non-Compete. Employee agrees that Employee shall be subject to a noncompetition obligation with respect to the Company and its affiliates and a “no hire” and non-solicitation obligation with respect to the Company’s and its affiliates’ employees, independent contractors and customers (including former employees and independent contractors) as set forth in Section 9 of the Securityholders Agreement, except that the “Restricted Period” shall apply for a period of two (2) years from the Resignation Date.

(c) Continued Cooperation. Employee acknowledges that Company may need to consult with Employee from time to time on a reasonable basis after Employee’s Resignation Date on matters that Employee had worked on prior to the Resignation Date. Employee agrees to continue to cooperate with Company and to provide any such information as is reasonably requested by Company.

(d) Non-Disparagement. Employee further agrees that Employee will not disparage or subvert the Company or Noranda Intermediate, or make any statement reflecting negatively on the Company, on Noranda Intermediate, on their affiliated corporations or entities, or on any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company and Noranda Intermediate, Employee’s employment and the termination of Employee’s employment, irrespective of the truthfulness or falsity of such.

6. Employee understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Employee in consideration for Employee’s acceptance and execution of, and in reliance upon Employee’s representations in, this Agreement, and that they are greater than the payments, benefits and agreements, if any, to which the Employee would have received if Employee had not executed this Agreement.

7. Employee acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Employee under any employment agreement, offer letter, or agreement Employee has with the Company, including but not limited to the Termsheet, and, further, that this Agreement fully supersedes any prior agreements or understandings, whether written or oral, between the parties. Employee acknowledges that, except as set forth expressly herein, neither the Company, Noranda Intermediate, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, or written or oral. Notwithstanding the foregoing, it is expressly agreed that the “Restrictive Covenants” section of the Term Sheet, as well as the Lockup Agreement Under Securityholders Agreement, dated May 3, 2010, and the Noranda Aluminum Holding Corporation Lockup Agreement (Underwriters’ form), dated April 26, 2010, shall survive and continue in full force and effect subsequent to the Resignation Date.

8. Employee represents that Employee does not presently have in his/her possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Employee’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Employee acknowledges that all such Corporate Records are the property of the Company.

10. Employee agrees and recognizes that should Employee breach any of the obligations or covenants set forth in this Agreement, the Company and Noranda Intermediate will have no further obligation to provide Employee with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Employee acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

11. Employee further agrees that the Company and Noranda Intermediate shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits relating to or arising out of any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and/or Noranda Intermediate may be entitled. Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding relating to or arising out of this Agreement, including without limitation, any action commenced by the Company or Noranda Intermediate for preliminary and permanent injunctive relief or other equitable relief, may be brought in Tennessee, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by personal service or by registered or certified mail, return receipt requested, or by overnight express courier service, addressed to Employee at the home address which Employee most recently communicated to the Company in writing.

12. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Tennessee.

13. Employee certifies and acknowledges as follows:

(a) That Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE the Company and Noranda Intermediate and each and every one of its affiliated entities from any legal action arising out of Employee’s employment relationship with the Company and the termination of that employment relationship;

(b) That Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;

(c) That Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Employee does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Employee with a period of twenty-one (21) days within which to consider this Agreement, and that Employee has signed on the date indicated below after concluding that this Agreement is satisfactory to Employee; and

(f) Employee acknowledges that this Agreement may be revoked by Employee within seven (7) days after Employee’s execution, and it shall not become effective until the expiration of such seventh day revocation period. Any revocation within this period must be submitted, in writing, to Company and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to or mailed to Gail Lehman, Noranda Intermediate Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, TN 37067, and postmarked within seven (7) calendar days of Employee’s execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Tennessee, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by Employee, this Agreement will be deemed null and void and the Company and Noranda Intermediate will have no obligations hereunder.

14. EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND WAIVER AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTION OF THIS AGREEMENT AND WAIVER. HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS REFERRED TO IN PARAGRAPH 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND WAIVER INTENDING TO FOREVER WAIVE, SETTLE AND AGREE ALL CLAIMS AND LEGAL ACTIONS EMPLOYEE HAS OR MIGHT HAVE AT THIS TIME AGAINST THE COMPANY, NORANDA INTERMEDIATE, AND/OR THEIR AFFILIATES, SUBSIDIARIES, PARENTS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUCCESSORS, ASSIGNS, HEIRS, EXECUTORS, AND/OR ADMINISTRATORS, INCLUDING ANY AND ALL CLAIMS OF AGE DISCRIMINATION. EMPLOYEE SIGNS THIS AGREEMENT OF EMPLOYEE’S OWN FREE WILL IN EXCHANGE FOR THE CONSIDERATION TO BE GIVEN TO EMPLOYEE REFERRED TO IN PARAGRAPH 2 OF THIS AGREEMENT, WHICH EMPLOYEE ACKNOWLEDGES IS ADEQUATE AND SATISFACTORY.

Intending to be legally bound hereby, Employee, the Company, and Noranda Intermediate have executed the foregoing Separation of Employment Agreement and General Release as of the date first written above.

KYLE D. LORENTZEN	NORANDA ALUMINUM HOLDING CORPORATION

/s/ Kyle D. Lorentzen	By:	/s/ Gail E. Lehman

Name:	Gail E. Lehman
Title:	Vice President and General Counsel

Witness:	/s/ Melissa Goldman
Name:	Melissa Goldman
Title:	Executive Assistant

NORANDA INTERMEDIATE HOLDING CORPORATION

By:	/s/ Gail E. Lehman
Name:	Gail E. Lehman
Title:	Secretary

EXHIBIT A

             , 2010

Noranda Aluminum Holding Corporation and

Noranda Intermediate Holding Corporation

801 Crescent Centre Drive

Suite 600

Franklin, Tennessee 37067

Ladies and Gentlemen:

In accordance with the Separation of Employment Agreement and General Release dated as of November 15, 2010 between myself and Noranda Aluminum Holding Corporation and Noranda Intermediate Holding Corporation, effective on the date hereof, I hereby resign as Chief Operating Officer of Noranda Aluminum Holding Corporation, and resign from any and all other officer and/or board of director appointments with Noranda Aluminum Holding Corporation, Noranda Intermediate Holding Corporation, and/or any of their subsidiaries.

Sincerely yours,

Kyle D. Lorentzen